Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (512) 236-6599 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES FILING OF PETITION FOR MODIFICATION AND TERMINATION OF TRUST

AUSTIN, TEXAS July 10, 2014—TEL OFFSHORE TRUST announced that on July 10, 2014, The Bank of New York Mellon Trust Company, N.A., as Corporate Trustee, Gary C. Evans, Jeffrey S. Swanson and Thomas H. Owen Jr., as Individual Trustees (collectively, the “Trustees”) filed a Petition for Modification and Termination of Trust (the “Petition”) with the Probate Court of Travis County, Texas (the “Court”).  The Petition requests the Court to modify the TEL Offshore Trust Agreement (the “Trust Agreement”) to (1) allow for the termination of the TEL Offshore Trust (the “Trust”) by a court order, and (2) allow the Trustees, as necessary to fulfill the purposes of the Trust and without the approval of the Trust’s unitholders, to (a) sell all or any portion of the Trust’s interest in the TEL Offshore Partnership (the “Partnership”) or any other assets of the Trust, (b) exercise their rights to dissolve the Partnership, or (c) cause the Partnership to sell the remaining overriding royalty interest owned by the Partnership.

As previously disclosed, in September 2008 Hurricane Ike damaged or destroyed many of the facilities on the oil and gas properties located offshore Louisiana (the “Royalty Properties”) that are burdened by the overriding royalty interest held by the Partnership.  As a result, production from the two most significant Royalty Properties ceased following Hurricane Ike in September 2008.  While production has been restored on a limited basis at these Royalty Properties, the Trust has not received a distribution associated with net proceeds from the overriding royalty interest since December 2008.  Consequently, the Trust has not been able to make a distribution to the Trust’s unitholders since January 2009.  Due to the lack of net proceeds from the overriding royalty interest, the Trust has not had sufficient cash flow to pay its ongoing costs and expenses.  As previously disclosed, the Trust has only been able to pay its costs and expenses through prior sales of portions of the overriding royalty interest and by borrowing funds from the Corporate Trustee.  While the Trust continues to incur costs and expenses for the administration of the Trust, there are no assurances as to the actual timing of any future distributions of net proceeds to the Trust.

The goals in filing such probate proceeding are to permit the Trustees to direct the Partnership to sell the remaining overriding royalty interest held by the Partnership; to distribute the net proceeds resulting from such sale, after the payment of the Trust’s liabilities, to the Trust’s unitholders; and, to thereafter terminate the Partnership and the Trust.  There can be no assurances whether the Court will grant the requested relief and, if such relief is granted, when such actions will be completed.

This press release contains forward-looking statements.  The working interest owners of the royalty properties alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could impact future royalty income and payments to the Trust include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the Trust’s ability to pay its liabilities, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2013 under “Item 1A. Risk Factors,” as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K as filed with the Securities and Exchange Commission.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Michael J. Ulrich

(512) 236-6599